Exhibit 2

JOINT FILING AGREEMENT

    This confirms the agreement by and among the undersigned that the Statement on Schedule 13D (including any subsequent amendments thereto) with respect to the beneficial ownership by the undersigned of the Ordinary Shares, NIS 3.00 par value per share (the “Ordinary Shares”), of Pointer Telocation Ltd., is being filed on behalf of each of the undersigned.

    Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities and Exchange Act of 1934, as amended, each person on whose behalf the Statement is being filed is individually eligible to use the schedule on which the information is filed, each person on whose behalf the Statement is filed is responsible for the timely filing of such Statement and any amendments thereto and for the completeness and accuracy of the information concerning such person contained therein, and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

    Each of the undersigned agrees that Adv. Orly Tsioni shall be authorized to receive notices and communications on behalf of the undersigned relating to the Statement.

    This Agreement may be executed in two or more counterparts, each of which, taken together, shall constitute one and the same instrument.

GANDYR INVESTMENTS LTD.     Dated:  January 23, 2014

By: /s/
Name: Yudith Yovel Recanati
Title:    Director

GANDYR LTD.                                  Dated:  January 23, 2014

By:  /s/
Name: Yudith Yovel Recanati
Title:    Director

By:  /s/                                                 Dated:  January 23, 2014
Name: Yudith Yovel Recanati